                            STOCK PURCHASE AGREEMENT

                                    BETWEEN

                     SECURITY ASSOCIATES INTERNATIONAL, INC.

                                       AS

                                    PURCHASER

                                       AND


                           HERBERT H. WARRICK, JR. AND

                             RAMONA L. WARRICK AND

                             RUSSELL E. VANDEVANTER

                                       AS

                              SELLING STOCKHOLDERS


                             DATED: NOVEMBER 5, 1999

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement"), dated as of November 5, 1999, is entered into by and between Security Associates International, Inc, a Delaware corporation (the "Purchaser") and Herbert H. Warrick, Jr., Ramona L. Warrick and Russell E. VanDevanter (the "Selling Stockholders") (together, the "Parties").

                                    RECITALS


     WHEREAS, the Selling Stockholders own all of the outstanding capital stock of Alarm Monitoring Services, Inc., a Washington corporation (the "Company"); and

     WHEREAS, the Company owns and operates the Monitoring Business; and

     WHEREAS, the Selling Stockholders desire to sell to Purchaser, and Purchaser desires to purchase from the Selling Stockholders all of the issued and outstanding capital stock of the Company (the "Shares") in exchange for the consideration set forth in this Agreement; and

     WHEREAS, in order to induce Purchaser to purchase the Shares, the Selling Stockholders have agreed to be bound by the terms of the noncompetition and nonsolicitation covenants and the indemnification provisions of this Agreement;

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and other good and valuable consideration, the parties hereto, on the basis of, and in reliance upon, the representations, warranties, covenants, obligations and agreements set forth in this Agreement, and upon the terms and subject to the conditions contained herein, agree as follows:

                                    ARTICLE I

                                   DEFINITIONS


     The following terms shall have the meanings assigned below when used in this Agreement:

     1.1 "Account" means a written monitoring agreement pursuant to which a party provides Monitoring Services to Subscribers. All Accounts referred to in this Agreement are "Dealer Owned Accounts," as defined below;

     1.2 "Agreement" shall mean this Stock Purchase Agreement;

     1.3 Intentionally omitted;

     1.4 "Assets" shall mean all of the Company's assets, including, but not limited to the assets listed on Schedule 3.12(a);

     1.5 Intentionally omitted;

     1.6 "Billed Accounts" shall mean Dealer Owned Accounts for which the Company bills Subscribers on behalf of the Dealers which own the Accounts;

     1.7 "Central Station" means the central monitoring station owned and operated by the Company which is located in leased premises at 1249 N.E. 145th, Seattle, WA 98155

     1.8 "Closing" means the completion of the purchase and sale of the Shares hereunder;

     1.9 "Closing Date" means November 5, 1999 or at such other time and date to which the parties may agree in writing;

     1.10 "Closing Date Balance Sheet" means the document delivered on the Closing Date showing the estimated assets and liabilities of the Company as of the Closing Date. The Closing Date Balance Sheet shall be attached hereto as part of Exhibit 3.7;

     1.11 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor statute thereto, and the rules and regulations issued and promulgated thereunder, as in effect from time to time;

     1.12 "Company" shall mean Alarm Monitoring Services, Inc., a Washington corporation;

     1.13 "Company Financial Statements" shall mean the balance sheets of the Company as of December 31, 1998 and 9/30/1999. The Company Financial Statements are attached hereto as part of Exhibit 3.7;



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



     1.14 "Contracts" shall mean Accounts, Dealer Monitoring Agreements, and all agreements, contracts and arrangements related to item (d), (e), (f), (g), (k) and (m) of Section 3.12;

     1.15 "Dealer" means an individual or business entity that contracts in writing to provide Monitoring Services to Subscribers, and which in turn subcontracts the provision of the actual Monitoring Services from the Company;

     1.16 "Dealer Monitoring Agreements" shall mean the written contracts pursuant to which the Company has contracted to provide Monitoring Services to Dealer Owned Accounts;

     1.17 "Dealer Owned Account" shall mean any Account owned by a Dealer;

     1.18 "Employee Benefit Plan" shall mean any employee benefit plan within the meaning of Section 3(3) of ERISA which is (i) maintained for employees of the Company or any ERISA Affiliate or (ii) has at any time within the preceding six years been maintained for the employees of the Company or any current or former ERISA Affiliate.

     1.19 "Environmental Laws" shall mean any and all federal, state and local laws that relate to or impose liability or standards of conduct concerning public or occupational health and safety or protection of the environment, as now or hereafter in effect and as have been or hereafter may be amended or re-authorized, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 9601 et seq.), the Hazardous Materials Transportation Act (42 U.S.C. Sec. 1802 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Sec. 6901, et seq.), the Federal Water Pollution Control Act (33 U.S.C. Sec. 1251 et seq. ), the Toxic Substances Control Act (15 U.S.C. Sec. 2601 et seq.), the Clean Air Act (42 U.S.C. Sec. 7901 et seq.), the National Environmental Policy Act (42 U.S.C. Sec. 4231 et seq.), the Refuse Act (33 U.S.C. Sec. 407 et seq.), the Safe Drinking Water Act (42 U.S.C. Sec. 300(f) et seq.), the Occupational Safety and Health Act (29 U.S.C. Sec 651 et seq.), and all rules, regulations, codes, ordinances and guidance documents promulgated or published thereunder, and the provisions of any licenses, permits, orders and decrees issued pursuant to any of the foregoing.

     1.20 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, and the rules and regulations issued and promulgated thereunder, as in effect from time to time.

     1.21 "ERISA Affiliate" shall mean any Person who is a member of group which is under common control with the Company, who together with the Company is treated as a single employer within the meaning of Section 414(b), (c), and (m) of the Code.

     1.22 "Equipment" shall mean the tangible assets used or useful in connection with the Monitoring Business, including, but not limited to the Equipment listed on Schedule 3.12(a);

     1.23 "Equipment Lease" shall mean a lease pertaining to Equipment.

     1.24 "Excluded Assets" shall have the meaning assigned in Section 3.12;

     1.25 "Form Contracts" shall have the meaning assigned in Section 3.13;

     1.26 "Generally Accepted Accounting Principles" shall mean the accounting rules, principles and conventions adopted by the American Institute of Certified Public Accountants and referred to by that name;

     1.27 "Hazardous Materials" shall mean any hazardous, toxic, dangerous or other waste, substance or material defined as such in, regulated by or for the purposes of any Environmental Law.

     1.28 "Intellectual Property" shall mean all of the patents, trademarks, trade names (including, but not limited to "Alarm Monitoring Services, Inc." and "AMS" and the corporate name "Alarm Monitoring Services, Inc."), service marks, trade secrets, designs, know-how, copyrights, computer programs and software and all rights, licenses and contracts relating to any of the foregoing, and all other proprietary rights and information of the Company;

     1.29 "Leasehold Property" shall mean any real estate which is the subject of a Lease under which the Company is or has been the lessee.

     1.30 "Leases" shall have the meaning assigned in Section 3.11(a);

     1.31 "Liabilities" shall have the meaning assigned under Generally Accepted Accounting Principles;

     1.32 "Material Contracts" shall have the meaning assigned in Section 3.10;

     1.33 "Minimum RMR" shall have the meaning assigned in Section 2.8;

     1.34 "Monitoring Business" shall mean the business of providing Monitoring Services;

     1.35 "Monitoring Services" shall mean the provision of remote alarm monitoring services to Subscribers, and all related security services, including but not limited to, notification and dispatch of emergency personnel, supervised openings and closings and closed circuit monitoring;

     1.36 "Multiemployer Plan" shall mean any multiemployer plan as defined pursuant to Section 3(37) of ERISA to which the Company or any ERISA Affiliate makes, or accrues an obligation to make, contributions, or has made, or has been obligated to make, contributions within the preceding six (6) years;

     1.37 "Pension Plan" shall mean any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Part 3 of Title I of ERISA, or Section 412 of the Code and which (i) is maintained for employees of the Company or any ERISA

Affiliate, or (ii) has at any time within the preceding six years been maintained for the employees of the Company or any of its current or former ERISA Affiliates;

     1.38 "Permits" shall mean all governmental licenses, registrations, permits, approvals and applications therefore;

     1.39 "Prebilled RMR" shall mean fees for Monitoring Services billed by the Company to Dealers in advance for services to be performed subsequent to the Closing Date;

     1.40 "Purchase Price" shall have the meaning assigned in Section 2.2.2;

     1.41 "SAI" shall mean Security Associates International, Inc., a Delaware corporation;

     1.42 "RMR" shall mean the total regular recurring monthly amounts payable by Dealers for Monitoring Services. RMR does not include any amounts derived from:

          (a) reimbursement for or payment of telephone line or other utility charges associated with the installation, monitoring, maintenance, or furnishing of the alarm services;

          (b) reimbursement or payments of false alarm assessments;

          (c) reimbursement or payment of taxes, fees or other charges imposed by any governmental authority or utility relating to the furnishing of alarm services;

          (d) reimbursement or payment for time and materials charges that are receivable from any seller or installer of monitoring equipment for services which are not provided on a regular or recurring basis; or

          (e) charges incurred in connection with the maintenance of alarm systems or the underlying equipment.

     1.43 "Selling Stockholders" shall mean Herbert H. Warrick, Jr., Ramona L. Warrick and Russell E. VanDevanter;

     1.44 "Shares" shall mean all of the issued and outstanding capital stock of the Company;

     1.45 "Subscriber" shall mean any individual or entity who has contracted to obtain remote security system monitoring services for a security alarm system installed on the premises of that individual or entity;

     1.46 "Taxes" shall have the meaning assigned in Section 3.23;

     1.47 "Termination Event" shall mean (1) a "Reportable Event" described in
Section 4043 of ERISA and the regulations issued thereunder; or (ii) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2); or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under
Section 4041 of ERISA; or (iv) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the Pension Benefit Guaranty Corporation ("PBGC");or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan or (vii) the imposition of a lien pursuant to Section 412 of the Code or Section 302 of ERISA; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

     1.48 "Transition Period" shall mean a period of time following the Closing Date not to exceed ninety (90) days;

     1.49 "Working Capital" shall have the meaning assigned under Generally Accepted Accounting Principles;

     1.50 Intentionally omitted;

     1.51 "Including" shall indicate examples of a foregoing general statement and is not a limitation on that general statement; and

     1.52 Whenever the term "material" or a similar term is used herein, unless stated specifically to the contrary, material shall mean an amount greater than $2,000.

                                   ARTICLE II

                         PURCHASE AND SALE OF THE SHARES


     Purchaser and the Selling Stockholders hereby agree as follows:

     2.1 Purchase and Sale of the Shares. The Selling Stockholders hereby agree to sell, transfer and deliver to Purchaser, and Purchaser hereby agrees to purchase and acquire from the Selling Stockholders, at the Closing, the Shares, free and clear of any charges, liens, encumbrances or adverse claims of any kind whatsoever. The Selling Stockholders are each selling the following number of shares of the Company's common stock:

         Herbert H. Warrick, Jr. and
         Ramona L. Warrick, as Joint Tenants             5000 shares

         Russell E. VanDevanter                          5000 shares

     2.2 Consideration for the Shares. Purchaser shall deliver to the Selling Stockholders, in exchange, and as consideration for, the Shares:

     2.2.1 Payment of the Purchase Price.

          (a) Cash at Closing. At the Closing, Purchaser shall pay to the Selling Stockholders an aggregate of four million dollars ($4,000,000) in immediately available United States funds by means of wire transfer of federal funds to the accounts designated by each Selling Stockholder, in accordance with the wire transfer instructions to be provided by each Selling Stockholder. Each Selling Stockholder will receive the amount set forth opposite its name, below:

          Herbert H. Warrick, Jr. and
          Ramona L. Warrick, as Joint Tenants            $2,000,000

          Russell E. VanDevanter                         $2,000,000

     The payments due at Closing in consideration of the Shares have been determined based on the RMR payable to the Company pursuant to Dealer Monitoring Agreements as of the Closing Date and the other items set forth on Schedule
2.2.1 (a).

     2.2.2 All of the payments made pursuant to this Section 2.2.1(a) are collectively referred to as the "Purchase Price" of the Shares.

     2.3 Title. At Closing, The Selling Stockholders shall convey the Shares to Purchaser free and clear of all liens, charges, claims and encumbrances.

     2.5 Transfer Documentation. The transfer and sale of the Shares shall be evidenced by delivery to the Purchaser of certificates for the Shares duly endorsed to Purchaser or accompanied by duly executed stock powers. At any time after the Closing, upon the request of Purchaser and without further consideration, the Selling Stockholders shall do, execute, acknowledge and deliver, all such further acts and documentation necessary to effectuate the sale and transfer of the Shares to the Purchaser or to otherwise carry out the purposes and consummate the transactions contemplated by this Agreement.

     2.6 Sales and Use Taxes. The Selling Stockholders shall be responsible for any filings the State of Washington or with local authorities where the Company does business, required in connection with the transfer of the Shares to Purchaser or required in connection with the or as a result of the transfer of the Shares to Purchaser under this Agreement, and shall be solely responsible for the payment of any sales, use or transfer taxes imposed on the Selling Stockholders, Purchaser or the Company by reason of such transfer of Shares.

     2.7 Consent to Assignment. To the extent that the continued effectiveness following the Closing of any Contract, Permit, item of Intellectual Property or other Asset requires the consent of another person, the Selling Stockholders have obtained such consent.

     2.8 Intentionally omitted.

                                   ARTICLE III

                        REPRESENTATIONS, WARRANTIES, AND
                  ACKNOWLEDGEMENTS OF THE SELLING STOCKHOLDERS


     The Selling Stockholders, jointly and severally, represent, warrant, and acknowledge that on the date of execution of this Agreement and on the Closing
Date:

     3.1 Organization and Standing; Certificate of Incorporation and By-laws. The Company is a corporation duly organized and validly existing under and by virtue of, the laws of the State of Washington and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. The Company is duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction where the character of its properties or the nature of the activities conducted by it makes such qualification or licensing necessary, each of which is listed on Schedule 3.1(a). The Company does business under the name(s) Alarm Monitoring Service, Inc. and AMS and does not conduct any business, and is not commonly known by any other names, other than as set forth on Schedule 3.1(b). The Company has complied with all laws requiring the registration or other recording of such names in each jurisdiction in which the Company does business. The certified copies of the Company's Articles of Incorporation and By-laws attached as Exhibit 3.1, are true, correct and complete and contain all amendments through the Closing Date.

     3.2 Power and Authority. Each of the Selling Stockholders is an individual, and each has, and will have at the Closing Date, all requisite legal power and authority to execute and deliver this Agreement, to sell the Shares and to carry out and perform their obligations under this Agreement. None of the Company's stockholders has dissented from the transactions contemplated by this Agreement and no stockholder has or will have dissenter's rights as a result thereof. This Agreement has been duly executed and delivered by each Selling Stockholder, and constitutes a legal, valid and binding obligation of all of the Selling Stockholders.

     3.3 Subsidiaries. Except as disclosed on Schedule 3.3, the Company has no subsidiaries or affiliated companies and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity. As used herein, a "subsidiary" is any corporation, limited liability company, partnership, or other business entity with respect to which the Company owns any equity interest, and includes any subsidiary of a subsidiary.

     3.4 Central Station. The Company owns and operates the Central Station from which it monitors security systems pursuant to the Accounts and the Dealer Monitoring Agreements. The Central Station is located in leased premises at 1249 N.E. 145th St. Seattle, WA 98155

     3.5 Capitalization. The authorized capital stock of the Company will consist at the Closing, of 10,000 shares of common stock, no par value, of which 10,000 of such shares are issued and outstanding, and all of which are owned, beneficially and of record by the Selling Stockholders. All of the Shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no pre-emptive rights, options, warrants, conversion rights, rights of exchange or other rights, plans or agreements of any nature whatsoever providing for the purchase, issuance or sale of any capital stock of the Company or of any securities convertible into or exchangeable for any shares of the Company's capital stock, and none of the Selling Stockholders is party to any agreement or arrangement pursuant to which it is obligated to dispose of any of the capital stock of the Company to any party other than the Purchaser. Other than the Selling Stockholders there are no other holders of capital stock of the Company. All securities of the Company were issued and transferred in compliance with all applicable federal and state securities laws and regulations. The sale of the Shares to the Company as contemplated by this Agreement will be in compliance with all applicable federal and state securities regulations.

     3.6 Consents and Approvals. No approval or authorization of the stockholders or the directors of the Company or of any governmental authority or agency or any other third party is required for the sale of the Shares as contemplated by this Agreement, except those listed on Schedule 3.6, all of which have been obtained and copies of which have been delivered to Purchaser. No filing or registration with, any court or governmental or regulatory agency or board is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

     3.7 Company Financial Statements; Closing Date Balance Sheet. The Selling Stockholders have delivered to Purchaser the Company Financial Statements and the Closing Date Balance Sheet. The Company Financial Statements and the Closing Date Balance Sheet are attached as Exhibit 3.7. The Company Financial Statements and the Closing Date Balance Sheet are complete and correct in all material respects, do not contain any information which is false or misleading. The Company Financial Statements and the Closing Date Balance Sheet fairly and accurately set out and describe the financial condition and operating results of the Company as of the dates, and during the periods, indicated therein. Since September 30, 1999, there has not been any material adverse change, or any event or condition which could reasonably be expected to result in any material adverse change, in the financial condition, results or operations, business, prospects or properties of the Company or the Monitoring Business.

     3.8 Absence of Changes. Except as described on Schedules 3.8 and 3.12(b), since September 30, 1998: (a) the Company has not entered into any material agreement or transaction; (b) there has been no material damage to, destruction of or loss of physical property (whether or not covered by insurance) or any other material adverse change in the Company, the Assets or the Monitoring Business; (c) the Company has not declared or paid any dividend or made any distribution (in cash, securities or other property) on its stock, or redeemed, purchased or otherwise acquired any of its stock; (d) the Company has not increased the compensation of its officers, or the rate of pay of its employees as a group, and there are no impending resignations or terminations of any officers or employees of the Company that would have an adverse effect on its business; (e) there has been no labor dispute involving the Company; (f) there has not been any material change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise; (g) there have not been any loans made by the Company to any of its employees, officers or directors; (h) the Company has not borrowed any amount or incurred or become subject to any liabilities (absolute or contingent); (i) the Company has not paid any material obligations or liabilities, other than current liabilities paid in the ordinary course of business; (j) the Company has not mortgaged, pledged or subjected to any lien, charge or any other encumbrance, any of its properties or assets; (k) the Company has not sold, assigned, transferred or leased any of its assets; (l) the Company has not made any material capital expenditures or commitments therefor; (m) the Company has not changed its accounting methods or practices; (n) there has been no other event or condition of any character pertaining to and materially adversely affecting the Company, the Assets or the Monitoring Business; (o) the Company has not changed the pricing for its services or indicated that reduced pricing for the Company's services could be expected; and (p) the Company has not received, verbally or in writing, any notice of intent to cancel or reduce use of its services by any Dealer, and has no reason to expect any such cancellation or reduction.

     3.9 Material Liabilities and Indebtedness. Schedule 3.9 contains a true and complete list of each and every material liability of the Company, including but not limited to all prebilled RMR and unearned revenue and each and every agreement or other instrument under or pursuant to which the Company has material outstanding indebtedness. The Selling Stockholders have furnished Purchaser with true and correct copies of each such agreement and instrument, including all amendments and copies of any guarantee security agreements and/or financing statements executed by the Company relating to said agreements. The Company is not in default in any material respect under any of its agreements or evidences of indebtedness. Except as disclosed on Schedule 3.9 attached hereto, the Company has no material (individually or in the aggregate) liabilities or obligations, absolute or contingent.

     3.10 Material Contracts. Schedule 3.10 contains a true and complete list of each and every contract of the Company pursuant to which the Company is obligated (or potentially obligated) to pay more than $1,000 or pursuant to which the Company is obligated (or potentially obligated) to provide services with a value in excess of $1,000 ("Material Contract"). No party (including the Company) to any Material Contract is in default in any material respect under that contract. Except as set forth on Schedule 3.10, the Company is not a party to any Material Contract.

     3.11 Leases.

          (a) Schedule 3.11(a) is a true and complete list of all real estate leases of the Company (the "Leases") and sets forth a brief summary of the principal terms. Purchaser will be able to utilize all of the Central Stations under the Company's current leases for those facilities for the balance of the terms of their respective leases, including any renewal terms. The Selling Stockholders have no knowledge of any intention on the part of any lessor to terminate any lease or raise the rental rate or take any other action that might make the Company's continued use of any of the facilities housing the Central Stations more onerous.

          (b) Schedule 3.11(b) is a true and complete list of every Equipment Lease of the Company and sets forth a brief summary of the principal terms of each such lease. True and complete copies of all such leases have been supplied to the Purchaser, including all amendments thereto.

          (c) Neither the Company nor any other party is in default under the terms of any Lease or Equipment Lease. None of the Leases or Equipment Leases requires the consent of the lessors thereunder to the transactions contemplated by this Agreement. Consummation of the transactions contemplated hereby will not result in the cancellation of, or the right to cancel, any of the Leases or Equipment Leases or the acceleration of the obligations thereunder. The Selling Stockholders have obtained and delivered to Purchaser all necessary landlord and lessor consents necessary for Purchaser to operate the Central Station-, and to assume the Company's rights under the Equipment Leases.

     3.12 Title to Properties and Assets; Liens, etc. The Company has good and marketable title to its properties and assets, and has good title to all its leasehold interests, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge. The Company owns or leases all such Equipment and properties as are necessary to the Monitoring Business. The assets of the Company consist of:

          (a) Cash and Securities;

          (b) Bank Accounts;

          (c) Contracts;

          (d) Equipment;

          (e) Intellectual Property;

          (f) Leasehold interest in Equipment Leases;

          (g) The rights to the telephone lines used in the Monitoring Business;

          (h) Accounts receivable;

          (i) Prepaid expenses and deposits;

          (j) All books and records of the Company, including without limitation all financial, accounting and personnel records, all original Contracts, monitoring and service records, lockout codes, computer codes, up and download codes and information, and all other documentation necessary or appropriate in order for Purchaser to operate the Monitoring Business;

          (k) All other contracts and commitments by which the Company is bound;

          (l) The goodwill of the Company;

          (m) All contracts and policies of insurance; and

          (n) All other assets and rights used in the operation of the Monitoring Business, excepting only those listed on Schedule 3.12(b) as "Excluded Assets".

     Schedule 3.12(a) is a detailed listing of the assets which also lists and describes all liens, charges and encumbrances on the respective assets. All Equipment owned by the Company is, and at the time of Closing will be, in good operating condition and repair. All of the Equipment is in compliance with all applicable statutes, rules, regulations and ordinances.

     Schedule 3.12(b) is a true and complete list of those assets formerly owned by the Company which have been sold or distributed to the Selling Stockholders or entities controlled by the Selling Stockholders prior to the Closing ("Excluded Assets"). Other than the Excluded Assets, no asset of the Company has been disposed of since December 31, 1998, other than in the ordinary course of business.

     3.13 Form Contracts. Attached hereto as Exhibit 3.13 are the forms of agreements the Company uses with Dealers and Subscribers to document its arrangements for monitoring Dealer Owned Accounts (collectively, the "Form Contracts"). The Form Contracts include all contracts currently in use, and earlier forms of contracts that were used for agreements that are still in effect. The Company has not entered into any oral agreements with any Subscriber or Dealer. Except as disclosed on Schedule 3.13 there are no agreements with any Dealer or Subscriber materially varying from the provisions of the Form Contracts. The Company does not provide monitoring to any Subscriber of a Dealer that has not executed a written contract with that Dealer. The Company has delivered to Purchaser all of the Company's Dealer Monitoring Agreements.

     3.14 Telephone Lines. Schedule 3.14 contains a true and complete list of
(i) each telephone line being used in the operations of the Company; (ii) the name of the owner of the line if other than the Company, (iii) the name of the telephone service supplier for each line; (iv) all charges associated with each line, including without limitation, advertising and yellow pages charges, and
(v) the specific use to which each line is put. Where the use of a line is dedicated to a particular Dealer or other entity, Schedule 3.14 also sets forth a brief description of the agreement for dedication of that line. Except as disclosed on Schedule 3.14, the Company has the exclusive right to use all the telephone lines. Except those disclosed on Schedule 3.14, there are no charges associated with the telephone lines. Immediately following the Closing the Company will have all right, title, interest in and the right to use as currently used all of said telephone lines. All of the Company's contract rights and outstanding obligations with respect to any and all yellow page listings and advertisements are set forth on Schedule 3.14. The Company will provide Purchaser with the forms of all telephone agency and supercession letters, if any, and will take such actions as are necessary for the Company's continuing right to use of all such telephone lines after the Closing.

     3.15 Compliance with Other Instruments. The Company is not in violation of any term of its Certificate of Incorporation or By-laws, or of any term or provision of any mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree applicable to the Company. The execution, delivery and performance of and compliance with this Agreement

(i) have not resulted and will not result in any violation of, or conflict with, or constitute a default under, the Certificate of Incorporation or By-laws of the Company or of the governing documents of any Selling Stockholder, (ii) have not resulted and will not result in the creation of, any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or any Selling Stockholder, (iii) have not resulted and will not result in the loss of any license, permit, certificate, legal privilege or legal right enjoyed or possessed by the Company; (iv) do not and will not give any party to any agreement to which the Company is a party a right of termination; and (v) do not and will not require the consent of any other person or entity under any agreement, indenture, mortgage, lease or other instrument or undertaking by which the Company or any Stockholder is bound or to which any of their respective properties are subject.

     3.16 Compliance with Laws.

          (a) The Company has complied, and is currently in compliance, with all laws, rules, regulations, and orders applicable to the operation of its Monitoring Business. The Company has not taken any action, or failed to take any action which action or failure would in any way preclude or prevent the Company from continuing to operate the Monitoring Business following the Closing. The Company and its employees have, to the best knowledge of the Selling Stockholders, all Permits necessary for the conduct of the Monitoring Business (including, if required, separate licenses required for the monitoring of burglar alarm systems, fire alarm systems and combined systems) in all jurisdictions in which the Company does business, and all such Permits are currently in effect.

          (b) No violations are, or have been, recorded in respect of any such Permits and no proceedings are pending, or threatened concerning revocation or limitation of any such Permit. No such Permit will be revoked as a result of the transactions contemplated by this Agreement. Copies of all Permits used in the conduct of the Company's business are contained in Exhibit 3.16.

          (c) To the best knowledge of the Selling Stockholders, all of the Dealers for which the Company provides Monitoring Services are licensed as installers of security systems by the appropriate entities in the jurisdictions in which they conduct business and the Company is not aware of any fact which could lead to the revocation or suspension of any of such Dealer's licenses.

     3.17 Intellectual Property. The Company owns or has the right to use and following the Closing, the Company will continue to own and have the right to use, free and clear of all liens, claims and restrictions, all Intellectual Property used in the conduct of its business without infringing upon or otherwise acting adversely to the right or claimed right of any person. Schedule
3.17 is a true and complete list of the Company's Intellectual Property and the owner(s), licensors, grantors and licensee(s) thereof. Except as disclosed on
Schedule 3.17. The Company is not, and following the Closing will not be, obligated or under any liability to make any payments for royalties, fees or otherwise to any owner of, licensor of, or other claimant to, any Intellectual Property, with respect to the use thereof or in connection with the conduct of its business or otherwise. The Company has not granted any licenses allowing third parties to use any of the Company's Intellectual Property. The conduct of the Monitoring Business does not, and will not violate the Intellectual Property or any other proprietary interest of any other person. The Company possesses, and after the Closing will possess, ownership of or licenses to utilize all proprietary technology necessary for the conduct of the Monitoring Business. The Company is not in default under any agreement governing its use of any Intellectual Property.

     3.18 Accounts; Receivables. Schedule 3.18 consists of the following:

          (a) Schedule 3.18(a) is a true and complete list of the Company's Dealer Monitoring Agreements, and sets forth completely and accurately, as of November 5, 1999 (i) the RMR due from each Dealer under each such agreement; (ii) the agings of the amounts receivable from each Dealer under each such agreement; and (iii) the Company's method of billing such Dealers. On the Closing Date, there will be Dealer Monitoring Agreements covering no less than, 20,000 Accounts, with RMR payable to the Company of no less than $140,000.

          (b) All Accounts listed on Schedule 3.18(a) are evidenced by written contracts. The Accounts and Dealer Monitoring Agreements arose in bona-fide arms length transactions in the normal course of business and such agreements are valid and binding obligations of the Dealers and Subscribers that are parties thereto without any counterclaims, set-offs or other defenses thereto, and the Company has no basis to believe that the amounts payable under such Accounts and Dealer Monitoring Agreements are not collectible. The Company has no basis to believe that any Account or Dealer Monitoring Agreement will not continue after the Closing Date.

     3.19 Litigation, etc. There are no actions, suits, proceedings or investigations pending or threatened against the Company or its properties before any court, arbitration panel or governmental agency (nor is there any reasonable basis therefor), nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or its assets or the Monitoring Business, except as described on Schedule 3.19. Schedule 3.19 also contains a true and complete list of every incident for the last (5) five years in which a Subscriber or third party asserted that it experienced a loss related to any failure or omission of the Company or its provision of Monitoring Services, a short description of the claim and its current status or resolution.

     3.20 Related Party Transactions. Except as disclosed on Schedule 3.20(a), neither the Company nor any stockholder, officer, director, employee of the Company, or any member of their immediate families, is, directly or indirectly, interested in any contract with the Company, including but not limited to any agreement, written or unwritten, for employment or consulting, or any lease for real or personal property. No officer or employee of the Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions (including confidentiality or non-compete restrictions) in connection with any previous or current employment of any such person, which adversely affects, or in the future may adversely affect, the business of the Company. The Company is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation, except as disclosed on Schedule 3. 20(b).

     3.21 Securities Law Compliance. The offer and sale of the Shares constitutes a transaction exempt from the registration requirements of the Securities Act of 1933 and the state securities laws and regulations of the State of Washington.

     3.22 Brokers or Finders. The Selling Stockholders have not dealt with any broker or finder have not incurred, and neither Purchaser or the Company will incur, directly or indirectly, as a result of any action taken by the Selling Stockholders, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the transactions contemplated by this Agreement.

     3.23 Tax Matters. The Company: (i) has timely filed all income, sales and employment tax returns that are required to have been filed with all appropriate federal, state, county and local governmental agencies that relate to the Company or with respect to which the Company is liable or otherwise in any way subject, including without limitation all tax returns due for the period ending December 31, 1998, (and all such returns fairly reflect the Company's operations for tax purposes), and all taxes, fees, assessments and governmental charges of any nature ("Taxes") shown by such returns to be due and payable have been paid, except for those amounts set forth on Schedule 3.23 as being contested in good faith and for which appropriate amounts have been reserved and are reflected on the Company's Financial Statements and the Closing Date Balance Sheet, in accordance with Generally Accepted Accounting Principles; (ii) has timely paid all Taxes owed by it or which it is obligated to withhold from amounts owing to any employee (including without limitation social security taxes), creditor or third party and (iii) has not waived any statute of limitations with respect to taxes or agreed to any extension of time with respect to a tax assessment or deficiency. The assessment of any additional Taxes for periods for which returns have been filed does not exceed the liability appearing on the Closing Date Balance Sheet therefor, and there are no material unresolved questions or claims concerning the Company's tax liability. The Company's tax returns have not been reviewed or audited by any federal, state, local or county taxing authority. There is no pending dispute with any taxing authority relating to any of said tax returns. The Company's Financial Statements and the Closing Date Balance Sheet accurately reflect all of the Company's tax liability for Taxes as of their respective dates. All of the Company's income, sales and employment-related tax returns for the years 1996, 1997 and 1998 are attached hereto as Exhibit 3.23. The Company's books will be closed as of the Closing Date in order to properly determine the Taxes due for the period ending on the Closing Date. The Selling Stockholders will fully cooperate with the Company in preparing its tax returns, including but not limited to those for the stub period ending on the Closing Date. The Selling Stockholders have made all necessary disclosures related to the purchase and sale of the Shares as are required under the applicable laws of the State of Washington, and no amounts are required to be withheld form the Purchase Price pursuant to such laws.

     3.24 Insurance. The Company has valid workers' compensation, fire, casualty, liability, and errors and omissions policies, all of which are listed and summarized on Schedule 3.24. The Company has provided to Purchaser true and complete copies of all such policies. All of the Company's fire, casualty, liability and errors and omissions policies are "occurrence" policies not "claims made" policies. The Company is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion. The Company will not be placed in default, and its coverage will not be canceled, as a result of the transactions contemplated by this Agreement. There are no outstanding unpaid claims under any such policy. The Company has not received notice of, nor has it knowledge of, any inaccuracy in any application for such policies, any failure to pay premiums when due or any similar state of facts that might form the basis for termination of any such insurance or rejection of any claim. Within three years prior to the Closing Date, the Company has not canceled or terminated any insurance policy, nor has any insurance company canceled or terminated any insurance policy of the Company or rejected any claim under such policy. All such policies will remain in full force and effect following the Closing Date. Following the Closing, the Company will be able to cancel all such policies upon no more than thirty (30) days written notice without payment of any additional premium or any penalty.

     3.25 Pension Plans. The Company does not maintain or contribute to, or has no obligation under, any Employee Benefit Plan other than those identified on
Schedule 3.25. The Company has provided Purchaser with accurate and complete copies of all contracts, agreements, and documents described in Exhibit 3.25.

          (a) ERISA and Code Compliance and Liability. The Company and each ERISA Affiliate is in compliance with all applicable provisions of ERISA with respect to all Employee Benefit Plans except where failure to comply would not result in a material liability to the Company. Each Employee Benefit Plan that is intended to be qualified under
          Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code. No material liability has been incurred by the Company or any ERISA Affiliate that remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan.

          (b) Funding. No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) occurred, nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Company or any ERISA Affiliate failed to make any contributions or to pay and amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or
          Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041[c][3][C], 4063(a) or 4068 of ERISA with respect to any Pension Plan.

          (c) Prohibited Transactions and Payments. Neither the Company nor any ERISA Affiliate has (i) engaged in a non-exempt "prohibited transaction" as such term is defined in Section 406 of ERISA or
          Section 4975 of the Code; (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid; (iii) failed to make a required contribution or payment to a Multiemployer Plan; or (iv) failed to make a required installment or other required payment under Section 412 of the code.

          (d) No Termination Event. No Termination Event has occurred or is reasonably expected to occur.

          (e) ERISA Litigation. No material proceeding, claim, lawsuit and/or investigation is existing or threatened concerning or involving any
          (i) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the Company, (ii) Pension Plan or (iii) Multiemployer Plan.

     3.26 Directors, Officers and Employees.

          (a) Directors, Officers and Employees. Schedule 3.26 hereto sets forth the names of each director, officer and employee of the Company and states the rate of compensation payable to each. Exhibit 3.26 contains a copy of each written employment agreement and noncompetition agreement with such directors, officers and employees

          (b) Labor Matters. The Company has not been, and is not, a party to any collective bargaining agreement with any union representing any of its employees. The Company has been, and is, in compliance with all applicable laws, rules and regulations relating to employment and employment practices, immigration laws, terms and conditions of employment, wages and hours. None of the Company's employees is represented by a labor union. There has not been, and there are not presently pending any unfair labor practice or discrimination charges or complaints against the Company or threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar national, state or local body.

          (c) Intentionally omitted.

          (d) Termination of Employees. Upon termination of the employment of the employees listed on Schedule 3.26(d), Purchaser will not incur any liability for severance or termination pay or similar payments (including payments for unused vacation or sick time) or COBRA obligations related to any employee's employment by the Company prior to the Closing Date. There are no agreements or commitments relating to termination or severance pay for any other employees of the Company.

     3.27 Environmental and Safety Regulations. The Company is in compliance with all applicable Environmental Laws. To the best of the knowledge of the Selling Stockholders, no portion of the Leasehold Property has been used as a land fill. The Company does not generate, manufacture, release, store, bury or deposit Hazardous Materials over, beneath, in or on (or used in the construction of or renovation of) the Leasehold Property in violation of applicable Environmental Laws.

     3.28 UL Compliance and Compliance with Laws. The Central Station is certified by Underwriters Laboratories, Inc. ("U.L."). A copy of the U.L. listing of the Central Station is included in Exhibit 3.28. The Selling Stockholders are not aware of any reason why the Central Station would lose its U.L. certification. No Accounts require inspections to be or remain in compliance with any governmental regulation, law or code, and to the best knowledge of the Selling Stockholders, all Accounts are in compliance with any applicable code or regulation.

     3.29 Ownership of Stock. The Selling Stockholders are the lawful owners of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. The Shares are fully paid and non-assessable and have the rights set forth in the Company's Articles of Incorporation and Bylaws.

     3.30 Exhibits and Schedules. All of the exhibits and schedules to this Agreement which refer to the Company, the Selling Stockholders, the Assets, the Central Station and the Monitoring Business are true accurate and complete as of the Closing Date and have been prepared in conformance with the provisions of this Agreement.

     3.31 Representations and Warranties True on Closing Date. The representations and warranties made by the Selling Stockholders herein, and all statements made in any exhibit, schedule or certificate furnished pursuant to this Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading. The Selling Stockholders have clearly and fully disclosed to Purchaser, in writing, all material facts concerning the Company necessary for Purchaser to accurately evaluate its investment in the Company and its Monitoring Business and Assets.

                                   ARTICLE IV

                        REPRESENTATIONS, WARRANTIES, AND
                          ACKNOWLEDGEMENTS OF PURCHASER

     Purchaser hereby represents, warrants, and acknowledges to the Selling Stockholders that:

     4.1 Incorporation. Purchaser is a validly existing corporation in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted.

     4.2 Power and Authority. Purchaser has all requisite power and authority to execute and deliver this Agreement; to purchase the Shares and to carry out and perform its obligations under the terms of this Agreement.

     4.3 Authorization. All action on the part of Purchaser necessary for the authorization, execution, delivery and performance of this Agreement and the performance of all of the Purchaser's obligations hereunder have been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by Purchaser including all documents incorporated herein by reference, shall constitute its valid and binding obligation, enforceable in accordance with its terms.

     4.4. Disclosure. The representations and warranties made by Purchaser herein, and all statements made in any exhibit, schedule or certificate furnished by Purchaser pursuant to this Agreement, do not contain, and on the Closing Date will not contain, any untrue statement of a material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

                                    ARTICLE V

                      COVENANTS OF THE SELLING STOCKHOLDERS


     5.1 Maintenance of Business. From the date hereof until the Closing Date, the Selling Stockholders shall cause the Company to carry on and preserve the business, goodwill and the relationships of the Company and the Monitoring Business with Dealers, Subscribers, suppliers, employees, agents and others in substantially the same manner as they have been prior to the date hereof.

     5.2 Absence of Certain Changes. From the date hereof until the Closing Date, except as expressly permitted or contemplated hereby, the Selling Stockholders shall not cause the Company to, and the Company shall not, without Purchaser's prior express written consent:

          (a) incur any additional indebtedness for money borrowed, or guarantee any indebtedness or obligation of any other party;

          (b) pay any dividends or make any distributions with respect to its capital stock;

          (c) issue any capital stock or securities convertible into capital stock or grant or issue any options, warrants or rights to subscribe for its capital stock or securities convertible into its capital stock;

          (d) enter into, amend or terminate any agreement or arrangement, other than in the ordinary course of business and the Company shall notify Purchaser prior to entering into, amending or terminating any material agreement or arrangement in the ordinary course of business;

          (e) increase the compensation payable or to become payable to any of its officers, employees or agents, or adopt or amend any employee benefit plan;

          (f) acquire or dispose of any properties or assets used in its business except in the ordinary course of business except those listed on Schedule 5.2(f);

          (g) permit any change in its business or the manner in which its books and records are maintained;

          (h) create or suffer to be imposed any lien, mortgage, security interest or other charge on or against its business, properties or assets; or

          (i) engage in any activities or transactions outside the ordinary course of its business as conducted at the date hereof.

     5.3 Necessary Consents. Prior to the Closing, the Selling Stockholders will obtain written consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby and to allow the continuation of the Company's business and operations after the Closing, including but not limited to, any consents required by any real and personal property leases, including those of the lessors of the premises located at 1249 N.E. 145th, Seattle, WA 98155 for continued use of that facility following the Closing on the terms set forth in the Lease for that facility.

     5.4 Access to Information. The Company and the Selling Stockholders shall give Purchaser and its accountants, legal counsel and other representatives full access, during normal business hours throughout the period prior to the Closing, to all of the properties, books, contracts, commitments and records relating to the business, assets and liabilities of the Company, and will furnish Purchaser, its accountants, legal counsel and other representatives during such period all such information concerning its affairs as Purchaser may reasonably request; provided, that any furnishing of such information or any investigation by Purchaser shall not affect Purchaser's right to rely on the representations, warranties and covenants made by the Selling Stockholders in this Agreement.

     5.5 Certain Defaults; Litigation. The Selling Stockholders will give prompt notice to Purchaser of:

          (a) any default by the Company, or any other party, subsequent to the date of this Agreement and prior to the Closing under any instrument or agreement to which the Company is a party or by which it is bound, which default could, if not remedied, result in any adverse change in the financial condition, business or prospects of the Company or the Monitoring Business or which would render incorrect any representation or warranty made herein, and

          (b) any suit, action, proceeding or investigation instituted or threatened against or affecting the Company or the Monitoring Business subsequent to the date of this Agreement and prior to the Closing.

     5.6 Assistance in Transition. During the Transition Period, the Selling Stockholders shall provide Purchaser all reasonable assistance in connection with the transition of ownership and management of the Company.

     5.7 Other Negotiations. From the date hereof until November 1st 1999, the Selling Stockholders and the Company will not, and will cause the Company's officers and directors not to, initiate discussions or negotiate, or authorize any person or entity to discuss or negotiate on behalf of the Selling Stockholders or the Company, with any party other than Purchaser, or entertain or consider any inquiries or proposals received from any party other than Purchaser, concerning the possible disposition of all or any portion of the Company's business, assets or capital stock.

     5.8 Assistance in Compliance with Loan Covenants. The Company and the Selling Stockholders will cooperate with Purchaser in (i) Purchaser's negotiating of all of the documentation to be entered into by the Company, the Selling Stockholders, Purchaser, Purchaser's lenders, and any other party in connection with obtaining financing for the acquisition of the Shares, (ii) any actions required of Purchaser, the Company and the Selling Stockholders to comply with the covenants contained in the loan agreement with Purchaser's lenders and (iii) closing the transactions contemplated thereby. Each Selling Stockholder agrees to enter into a Consent to Assignment of Acquisition Instruments, in the form of Exhibit 5.8(a) hereto, pursuant to which such Selling Stockholder will agree that Purchaser's lenders may enforce Purchaser's remedies under this Agreement in the event of Purchaser's default under its loan agreements with such lenders. In addition, the Selling Stockholders will cause each lessor under the Leases to enter into an agreement, in the form of Exhibit 5.8(b), collaterally assigning the Company's interests in each such lease to Purchaser's lenders.

     5.9 Noncompetition and Nonsolicitation. The Selling Stockholders each acknowledge that but for their agreement to be bound by the terms of this
Section 5.9, Purchaser would not consummate the transactions contemplated by this Agreement. From the date hereof until the fifth (5th) anniversary of the Closing Date (unless otherwise provided), each Selling Stockholder agrees that it will not:

          (a) enter into competition with the Company or Purchaser, or its subsidiaries by establishing a remote alarm system monitoring center providing monitoring services to any location within twenty five (25) miles of any location where the Company, Purchaser or its subsidiaries provide such services;

          (b) provide, or solicit any Dealer or Subscriber for the purposes of providing, any services similar to those third party monitoring services provided by the Company, Purchaser or its subsidiaries, either directly or through any other person or entity.

          (c) reveal the customer list of the Company to any person;

          (d) for two (2) years from the Closing Date, employ any employee of the Company, Purchaser or its subsidiaries or solicit or encourage any such employee to terminate his or her employment with any of the foregoing, provided, however, that if the Company or Purchaser shall terminate an employee, the Selling Stockholders may solicit and/or hire said employee at any time after such termination; or

          (e) for so long as the Company is engaged in the third party Monitoring Business, take any other action which is intended to, or which would reasonably be expected to:

               (1) adversely affect the Company's, Purchaser's, or its subsidiaries' interest in any third party monitoring Contract;

               (2) adversely affect the Company's, Purchaser's, or its subsidiaries' contractual relationship with any Dealer; or

               (3) discourage any Dealer or supplier from continuing its business relationship with the Company, Purchaser, or its subsidiaries after the Closing Date on the same terms as were maintained prior to the Closing Date.

     For purposes of this paragraph 5.9, the term "Selling Stockholder" shall also include any corporation, partnership or other business entity in which a Selling Stockholder now or in the future owns, directly or indirectly, a controlling equity interest, and the parents, spouse, children, brothers and/or sisters of a Selling Stockholder, or any entity in which any of them own, directly or indirectly, a controlling interest. Notwithstanding any other provision of this Agreement, each Selling Stockholder agrees that money damages would not be a sufficient remedy for breach of this Section 5.9 and that Purchaser shall be entitled to specific performance, injunctive relief or other equitable relief as a remedy for breach of this Section 5.9.

     5.10 Confidentiality. The Selling Stockholders will treat as strictly confidential all information covering Purchaser's business that is not part of the public domain and shall not disclose any such information to any third party.

     5.11 Tax Returns. The Selling Stockholders agree to cause the Company to file, prior to the Closing Date, all 1998 federal, state, and local income, property, and payroll tax returns and all returns for the 1999 stub period by June 15, 2000. The Selling Stockholders hereby agrees to indemnify Purchaser pursuant to Article X hereof for any costs incurred for any unpaid tax liabilities related to the Company arising from any state of facts existing prior to the Closing Date, including, but not limited to federal, state, and local income taxes.

     5.12 More Industries Agreement. On or before the Closing Date, the Selling Stockholders shall have caused More Industries, Inc. to enter into a three (3) year Dealer Monitoring Agreement in the form of Exhibit 5.12 (the "More Industries Agreement").

     5.13 Financial Statement Audits. In the event that Purchaser deems it necessary or advisable to have an independent audit performed on the financial statements of the Company, the Selling Stockholders will fully cooperate with Purchaser and the independent auditors in the performance of the audit at the Purchaser's sole expense.

     5.14 Intentionally omitted.

     5.15 Action by Selling Stockholders. The Selling Stockholders shall cause each of the conditions of this Article V required to be fulfilled on or prior to the Closing Date to be fulfilled on or prior to that date (unless mutually agreed in writing to follow the Closing Date).

     5.16 Purchase of Note. The Selling Stockholders agree to purchase from the Company that certain Note issued by HEI to the Company, dated September 29, 1999 in the principal amount of $300,000 which was included among the Assets of the Company at the Closing. The purchase shall occur immediately after the Closing at a purchase price of $ 300,000


     5.17 Engagement of Selling Stockholders. Selling Stockholders agree to attempt to collect RMR due to the Company from the following Dealers: Alarm Communications, Cascade, Dictagraph and Pro-Tech (the "Past Due Dealers") which is over sixty days past due on the Closing Date (the "Past Due RMR"). Selling Stockholders shall be entitled to keep and apportion among themselves as they determine 75% of such Past Due RMR collected, with the remaining 25% to be remitted to the Company. Notwithstanding the foregoing, the Selling Stockholders agree that all amounts collected from the Past Due Dealers shall first be applied to any other amounts payable to the Company. The Selling Stockholders will act as independent contractors and not as employees of the Company. As such they will be responsible for setting their own tasks and methods and hours of work and will not be entitled to any benefits as employees of the Company.


                                   ARTICLE VI

                             COVENANTS OF PURCHASER

     6.1 Necessary Consents. Prior to the Closing, Purchaser will obtain such consents and take such other actions as may be necessary or appropriate to allow the consummation of the transactions contemplated hereby, including obtaining any necessary consent from FINOVA Capital Corporation.

     6.2 Offer of Employment. Purchaser agrees that the Company will offer employment to each of the individuals listed on Schedule 6.2 at the annual salary rates set forth on Schedule 6.2. Each such employee that accepts such an offer will be an employee at will.

     6.3 Confidentiality. Purchaser agrees to abide by the confidentiality provisions of the letter agreements dated July 29, 1999 and October 7, 1999; provided, however, that Purchaser, as a reporting company under the Exchange Act of 1934 and as an issuer of securities under the Securities Act of 1933, may make all disclosures concerning this Agreement, the Selling Stockholders and the Company as are required by federal and state securities laws, as determined by SAI and its counsel.

     6.4 Action by Purchaser. Purchaser shall cause each of the conditions set forth in Section 6.1 to be accomplished on or before the Closing Date.

                                   ARTICLE VII

                       PURCHASER'S CONDITIONS FOR CLOSING

     Purchaser's obligation to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or before the Closing, of all the following conditions, unless waived in writing by Purchaser:

     7.1 Representations True. The representations and warranties of the Selling Stockholders in this Agreement shall be true and correct when made and shall be true and correct on the Closing Date.

     7.2 Covenants Performed. The Company and the Selling Stockholders shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with at or prior to the Closing Date.

     7.3 No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental entity and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental entity which, in either such case, in the reasonable judgment of Purchaser, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     7.4 No Material Adverse Change. During the period commencing on the date of execution of this Agreement to the Closing Date, there shall not have been any material adverse change in the condition (financial or otherwise), liabilities, business or prospects of the Company.

     7.5 Opinion of Counsel for the Selling Stockholders. Purchaser shall have received an opinion from counsel for the Selling Stockholders, in form attached hereto as Exhibit 7.5.

     7.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to Purchaser, and Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.

     7.7 Intentionally omitted.

     7.8 Delivery of Documents. Purchaser shall have received all documents and other items to be delivered by the Selling Stockholders under Section 9.2.

     7.9 Exhibits. The Selling Stockholders shall have completed and attached hereto all Exhibits and Schedules required by this Agreement, and all such Schedules shall have been acceptable to Purchaser, in its sole discretion.

     7.10 Required Consents. All statutory, regulatory and third party consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties (including, but not limited to FINOVA Capital Corporation and the lessor of the premises located at 1249 N.E. 145th, Seattle, WA 98155 to the continued use of that facility following the Closing) and to the transactions contemplated hereby and to the continued uninterrupted operation of the business of the Company shall have been obtained.

     7.11 Officer's and Other Certificates. The Selling Stockholders shall have delivered to Purchaser the following:

          (a) a certificate of each Selling Stockholder, stating that the conditions specified in Article VII applicable to such Selling Stockholder, has been fulfilled on or prior to the Closing Date;

          (b) an officer's certificate, dated the Closing Date, stating that the conditions specified in this Article VII applicable to the Company, have been fulfilled on or prior to the Closing Date; and

          (c) a certificate of the Company's secretary, certifying as true, accurate, and complete the Certificate of Incorporation and By-laws of the Company attached as Exhibit 7.11(b).

     7.12 More Industries Agreement. The Selling Stockholders shall have caused More Industries, Inc. to enter into a Dealer Agreement with SAI in the form of
Exhibit 5.12.

                                  ARTICLE VIII

                  SELLING STOCKHOLDER'S CONDITIONS FOR CLOSING


     The obligation of the Selling Stockholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, on or before the date of Closing, of all the following conditions, unless waived in writing by a majority in interest of the Selling Stockholders:

     8.1 Representations True. The representations and warranties of Purchaser set forth in Article IV shall be true and correct when made and true and correct on the Closing Date.

     8.2 Covenants Performed. Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by Purchaser on or before the Closing Date.

     8.3 No Violations; No Actions. Consummation of the transactions contemplated by this Agreement shall not violate any order, decree or judgment of any court or governmental body having competent jurisdiction and no action or proceeding shall have been instituted by any person or entity or threatened by any governmental agency which, in either such case, in the reasonable judgment of the Selling Stockholders, has a probability of resulting in an order judgment or decree restraining, prohibiting or rendering unlawful the consummation of the transactions contemplated by this Agreement.

     8.4 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be in form and substance satisfactory to the Selling Stockholders, and they shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

     8.5 Delivery of Documents. The Selling Stockholders shall have received all documents and other items to be delivered by Purchaser under Section 9.3.

     8.6 Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and any other authority shall have been obtained; and all other necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained.


                                   ARTICLE IX

                                     CLOSING


     9.1 Time and Place. The Closing shall occur at the offices of Purchaser, or at any other place to which the Parties shall mutually agree, at 11:00 AM central time on the Closing Date, but shall be effective as of 12:00 PM on the Closing Date. If the Closing has not occurred by December 20, 1999, this Agreement may be terminated by any party, by giving a written notice of termination to the other parties.

     9.2 Deliveries of the Selling Stockholders. At or prior to the Closing, The Selling Stockholders will execute and deliver or cause to be executed and delivered to Purchaser:

          (a) Stock Certificates. Certificates representing the Shares endorsed over to Purchaser or accompanied by duly executed stock powers;

          (b) Corporate Documents. The Articles of Incorporation of the Company, certified by the Secretary of State of Washington as of a date not more than ten days prior to the Closing Date, and the By-Laws of the Company certified by the secretary of the Company as in effect at the Closing;

          (c) Certificate of Good Standing. A Long-form Certificate of Good Standing, dated not more than ten days prior to the Closing Date, with respect to the Company, issued by the Secretary of State of Washington and by the Secretary of

          State of each foreign jurisdiction in which the Company is qualified to do business;

          (d) Books and Records. All corporate records of the Company relating to the Monitoring Business as set forth in Section 3.12(j).

          (e) Consents. Evidence that all consents, approvals, or authorizations of or notifications to any third parties (including governmental agencies), if any, required to sell and assign the Shares and to consummate the transactions contemplated hereby and to continue to operate the business of the Company without interruption have been obtained, including without limitation, any revenue notices required by the State of Washington with any corresponding taxes due paid by the Selling Stockholders, and the consent the lessors under the Equipment Leases and of the facility housing the Central Station for the continued use of any leased Equipment and the facilities following the Closing on the terms contained in the respective leases.

          (f) Opinion of Counsel. The opinion of counsel referred to in Section
          7.5 of this Agreement;

          (g) Certificates. The certificates dated the Closing Date, required pursuant to Section 7.11 of this Agreement;

          (h) Assignment of Acquisition Instruments. The Assignment of Acquisition Instruments in the form of Exhibit 9.2(h);

          (i) Collateral Assignment of Leases. The Collateral Assignment of Leases for each of the Company's Leases and Equipment Leases in the form of Exhibit 9.2(i);

          (j) Intentionally omitted;

          (k) Evidence of Release of Liens. Evidence, in form and substance satisfactory to Purchaser that all liens, charges and encumbrances on the Shares, the Company and its properties, have been fully released prior to the Closing, or will be released concurrently with the Closing;

          (l) Resignations. The written resignations of Herbert Warrick, Romona Warrick and Russell VanDevanter as directors of the Company; and the resignations of Herbert Warrick and Russell VanDevanter as officers of the Company, effective as of the Closing Date;

          (m) Signature Cards. Substitute signature cards for all of the Company's bank accounts naming persons designated by the Purchaser as the new signatories for said bank accounts;

          (n) Credit Cards. All corporate credit cards of the Company;

          (o) More Industries Agreement. The executed dealer agreement between the Company and More Industries, Inc., in the form of Exhibit 5.12

          (p) Other Documents. Such other documents and instruments as Purchaser or its counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to Purchaser shall be in form and substance reasonably satisfactory to Purchaser's counsel.

     9.3. Deliveries of Purchaser. At the Closing, Purchaser will execute and deliver or cause to be executed and delivered to the Selling Stockholders simultaneously with delivery of the items referred to in Section 9.2 above:

          (a) Payment of the Consideration. Bank wire transfers as provided in
          Section 2.2.1 for the Purchase Price payable in cash at Closing;

          (b) Resolutions. A copy of the resolution of the Board of Directors of Purchaser, certified by Purchaser's secretary as having been duly and validly adopted and being in full force and effect, authorizing execution and delivery of this Agreement and performance of the transactions contemplated hereby by Purchaser;

          (c) Corporate Documents. The Articles of Incorporation of Purchaser, certified by the Secretary of State of Delaware as of a date not more than ten days prior to the Closing Date, and the By-Laws of Purchaser, certified by the secretary of Purchaser as in effect at the Closing;

          (d) Certificate of Good Standing. A Certificate of Good Standing dated not more than ten days prior to the Closing Date, with respect to Purchaser, issued by the Secretary of State of Delaware;

          (e) Officer's Certificate. A certificate from an officer of Purchaser, dated the Closing Date, confirming the satisfaction of the conditions required pursuant to 8.1 and 8.2;

          (f) Other Documents. Such other documents and instruments as the Selling Stockholders or their counsel reasonably shall deem necessary to consummate the transactions contemplated hereby.

     All documents delivered to the Selling Stockholders shall be in form and substance reasonably satisfactory to their counsel.

                                   ARTICLE X

                                 INDEMNIFICATION


     10.1 Indemnification.

          (a) The Selling Stockholders, jointly and severally, will indemnify and hold harmless Purchaser, and each, officer, director or employee of Purchaser against any losses, claims, damages or liabilities, including reasonable attorneys' fees and other reasonable defense costs (hereafter "Loss") to which Purchaser, or any officer, director or employee thereof becomes subject in connection with:

               (1) finders' fees or brokerage commissions incurred or alleged to have been incurred by the Selling Stockholders with respect to the transactions contemplated by this Agreement;

               (2) any liability of the Company not disclosed in writing prior to the Closing Date and for which an adjustment has not been made pursuant to Section 2.8;

               (3) any misrepresentation of fact, or failure to disclose a material fact, by the Selling Stockholders;

               (4) any breach of any representation or warranty by the Selling Stockholders contained in this Agreement or in any document delivered hereunder;

               (5) any claims which have been or may be in the future asserted arising out of the provision of Monitoring Services (or failure to adequately provide such services) by the Company which occurred prior to the Closing Date;

               (6) any breach of any covenant or agreement by the Company or the Selling Stockholders contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

               (7) any other liability or expense resulting from a dispute or cause of action relating to the business of the Company, arising from an event, act, or omission occurring before or on the Closing Date or related to the enforcement of the indemnification provisions of this Agreement.

          (b) Purchaser will indemnify and hold harmless the Selling Stockholders, and each partner, officer, director or employee of the Selling Stockholders, against any Loss to which the Selling Stockholders or any partner, officer, director or employee becomes subject in connection with:

               (1) finders' fees or brokerage commissions incurred or alleged to have been incurred by Purchaser with respect to the purchase transaction;

               (2) any misrepresentation of fact, or failure to disclose a material fact, by Purchaser.

               (3) any breach of any representation or warranty by Purchaser contained herein or in any document delivered hereunder;

               (4) any breach of any covenant or agreement by Purchaser contained herein or in any document delivered hereunder, to be performed prior to or after the Closing Date;

               (5) any liability or expense resulting from a dispute or cause of action relating to the Company, arising from an event, act, or omission occurring after the Closing Date.

          (c) Such indemnification shall include any and all actions, suits, proceedings, demands, assessments or judgments, costs and expenses incidental to any of the foregoing matters set forth in Section 10.1(a) and (b) or enforcement of the indemnification provisions of this Agreement.

     10.2 Indemnification Procedures. For the purposes of this Section 10.2, the term "Indemnitee" shall refer to the person or persons entitled, or claiming to be entitled, to be indemnified, pursuant to the provisions of Section 10.1. The term "Indemnitor" shall refer to the person or persons having the obligation to indemnify pursuant to such provisions.

          (a) Notice. An Indemnitee shall promptly give the Indemnitor written notice of any matter which an Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises. If an Indemnitee shall receive notice of any claim by a third party which is or may be subject to indemnification (a "Third Party Claim"), the Indemnitee shall give the Indemnitor prompt written notice of such Third Party Claim and shall permit the Indemnitor, at its option, to participate in the defense of such Third Party Claim by counsel of its own choice (subject to Indemnitee's approval, which shall not be unreasonably withheld) and at its expense. If, however, the Indemnitor acknowledges in writing its obligation to indemnify the Indemnitee hereunder against all Losses that may result from such Third Party Claim (subject to the limitations set forth herein), then the Indemnitor shall be entitled, at its option, to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice, provided however, that Indemnitee shall have the right to approve in its sole reasonable discretion the choice of counsel. In the event the Indemnitor exercises its right to undertake the defense of any such Third Party Claim, the Indemnitee shall co-operate with the Indemnitor in such defense and make available to the Indemnitor, at the Indemnitor's expense, all witnesses, pertinent records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitor. Similarly, in the event the Indemnitee is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnitor shall co-operate with the Indemnitee in such defense and make available to it all such witnesses, records, materials and information in its possession or under its control relating thereto as is reasonably required by the Indemnitee. In the event that the Indemnitor fails to agree to undertake defense of the Third Party Claim within thirty (30) days of receipt of notice of such claim from the Indemnitee, the Indemnitee shall be entitled to undertake such defense with counsel of its own choice, and the Indemnitor shall promptly reimburse the Indemnitee for all expenses incurred. The Indemnitor without the written consent of the Indemnitee may settle no Third Party Claim, unless the settlement involves only the payment of money by the Indemnitor. Similarly, no Third Party Claim, which is being defended in good faith by the Indemnitor, shall be settled by the Indemnitee without the written consent of the Indemnitor.

          (b) Calculation of Losses. Losses shall be determined after taking into account any insurance proceeds received by an Indemnitee or its affiliates from a non-affiliated insurance company on account of such Losses (after taking into account any costs incurred in obtaining such proceeds and any increase, determined in the reasonable judgment of the Indemnitee and confirmed by the insurance company, in insurance premiums as a result of the claim for which such proceeds were paid). The Indemnitor shall not be liable for any increase in Losses sustained by the Indemnitee, resulting from Indemnitee's failure to give Indemnitor timely written notice of any matter likely to give rise to a right of Indemnification hereunder.

     10.3 Survivability. In order for any Party to be entitled to indemnification for a claim as provided for in Section 10, a notice of claim must be submitted to the other parties within the following applicable time limitations:

          (a) A Purchaser's notice of claim pursuant to Section 10.1(a) for a breach of Sections 3.1, 3.2, 3.12, 3.23, and 3.29 must be submitted before the expiration of the applicable statue of limitations relative to such Purchaser's claim; and

          (b) All other notices of claims must be submitted within five (5) years of the Closing Date.


     10.4 Claim Basket and Liability Limit. Stockholders' and Purchaser's obligations with respect to indemnity pursuant to this Agreement shall be applicable until the aggregate of the claims against such party exceeds $25,000 ("Claim Basket"). If the Claim Basket is exceeded, the amount of the claim shall be counted from the first dollar of said claims. In no event shall the total liability of any party hereto for all claims exceed $3,700,000 ("Liability Limit").

                                   ARTICLE XI

                                  MISCELLANEOUS


     11.1 Survival. The representations, warranties, covenants and indemnification obligations of the parties contained in this Agreement and their respective obligations to be performed under the terms hereof at, prior to or after the Closing hereunder, shall not expire with, or be terminated or extinguished by, such Closing, but shall survive the Closing and any investigation made at any time by or on behalf of a party.

     11.2 Further Assurances. At the request of a party to this Agreement, and without further consideration, the other party agrees to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the transactions contemplated hereby.

     11.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING ANY EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS. THE SELLING STOCKHOLDERS AGREE THAT THEY WILL NOT ASSERT ANY CLAIM AGAINST ANY OFFICER, DIRECTOR, EMPLOYEE OR AGENT OF PURCHASER OR ANY OF ITS AFFILIATES, PURSUANT TO ANY CLAIM THEY MAY HAVE UNDER THIS AGREEMENT BY REASON OF ANY FAILURE OR ALLEGED FAILURE BY PURCHASER TO MEET ITS OBLIGATIONS HEREUNDER. THE PARTIES HERETO AGREE AND INTEND THAT THE PROPER AND EXCLUSIVE FORUM FOR THE LITIGATION OF ANY DISPUTES OR CONTROVERSIES ARISING OUT OF, OR RELATED TO, THIS AGREEMENT SHALL BE THE COURTS OF THE STATE OF ILLINOIS FOR THE COUNTY OF COOK. EACH PARTY AGREES THAT HE OR IT WILL NOT COMMENCE OR MOVE TO TRANSFER ANY ACTION OR PROCEEDING, ARISING OUT OF OR RELATING TO THIS AGREEMENT, IN OR TO ANY COURT OTHER THAN A STATE COURT LOCATED IN THE COUNTY OF COOK IN THE STATE OF ILLINOIS. EACH PARTY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OF ANY OF THE AFORESAID COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE SELLING STOCKHOLDERS AT THE ADDRESSES PROVIDED HEREIN, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING CONTAINED IN THIS SECTION SHALL AFFECT THE RIGHT OF PURCHASER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. IN THE EVENT THAT ANY PARTY SHOULD COMMENCE OR MAINTAIN ANY ACTION ARISING OUT OF OR RELATED TO THIS AGREEMENT IN A FORUM OTHER THAN THE STATE COURTS LOCATED IN THE STATE OF ILLINOIS, COUNTY OF COOK, THE OTHER PARTY SHALL BE ENTITLED TO MOVE FOR THE DISMISSAL OF SUCH ACTION, AND THE NON-MOVING PARTY STIPULATES THAT SUCH ACTION SHALL BE DISMISSED. THE PARTIES AGREE THAT PRIOR TO INSTITUTING ANY SUIT, THEY WILL GIVE WRITTEN NOTICE OF THEIR INTENT TO DO SO AND MAKE A REASONABLE ATTEMPT TO RESOLVE ANY DISPUTE BY NEGOTIATING WITH EACH OTHER IN GOOD FAITH.

     11.4 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns.

     11.5 Each Party to Bear Own Costs. The Selling Stockholders and Purchaser shall each bear its own legal and other expenses incurred on its behalf with respect to the preparation of this Agreement, any related documents and the transactions contemplated hereby.

     11.6 Entire Agreement; Amendment. This Agreement, its Exhibits and Schedules and the other documents delivered pursuant hereto at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

     11.7 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger, addressed:

     To Herbert H. Warrick, Jr. and Ramona L. Warrick
     at: 7714 89th Pl. S.E.
     Mercer Island, WA  98040

     To Russell E. VanDevanter
     at: P.O. Box 55832
     Seattle, WA 98155

     with a copy to:  Douglas Raff
                      Graham & James LLP / Riddell Williams P.S.
                      1001 4th Ave. Plaza Suite 4500
                      Seattle, WA 98154-1065


     To Purchaser at:   Security Associates International, Inc.
                        2101 South Arlington Heights Road
                        Arlington Heights, Illinois 60005-4142
                        ATTN:  PRESIDENT

     Any party may change its address for purposes of this paragraph by giving notice of the new address to the other party in the manner set forth above.

     Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid.

     11.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default by the other party under this Agreement, shall impair any such party, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     11.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

     11.10 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

     11.11 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and shall not be considered in construing or interpreting this Agreement.

     11.12 Incorporation by Reference. The Schedules, Exhibits, certificates and other documents attached hereto or referred to herein are deemed to be a part of this Agreement and are incorporated herein by this reference.

The foregoing Agreement is hereby executed as of the date first above written.



                             SECURITY ASSOCIATES INTERNATIONAL, INC.


                             By:    /s/ James S. Brannen
                                ------------------------------------------------
                                    James S. Brannen, its President





                             SELLING STOCKHOLDERS


                             By:    /s/ Herbert H. Warrick, Jr.
                                ------------------------------------------------
                                    Herbert H. Warrick, Jr.


                             By:    /s/ Ramona L. Warrick
                                ------------------------------------------------
                                    Ramona L. Warrick


                             By:    /s/ Russell E. VanDevanter
                                ------------------------------------------------
                                    Russell E. VanDevanter